Exhibit 16.1

MICHAEL POLLACK CPA
46 EQUESTRIAN LANE
CHERRY HILL, NJ  08003

January 7, 2008

Mr. Roger Corriveau
Chief Executive Officer
Bio-Solutions Corp.
14517, Joseph Marc Vermette
Mirabel (Québec), Canada J7J 1X2

Dear Mr. Corriveau:

Effective January 1, 2008, Michael Pollack CPA, LLC (“Pollack”) has merged into the accounting firm of KBL, LLP (“KBL”). As a result of this transaction, the client-auditor relationship between Bio-Soutions Corp. and Pollack, an independent registered public accounting firm has ceased.

Sincerely,

/s/ Michael Pollack CPA, LLC
MICHAEL POLLACK CPA, LLC

Cc: PCAOB Letter File
      Office of the Chief Accountant
      Securities and Exchange Commission
      100 F Street N.E.
      Washington, D.C. 20549-7561